Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

FIRST QUARTER ‘AROMA’ . . .

SIGNALS GREAT RESULTS

FORT LAUDERDALE, FL, September 7, 2017 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for the first quarter of its Fiscal Year 2018.

●	Revenues increased 20% to $260 million

●	Operating Income increased 31% to $58 million

●	Earnings per share increased 32% to $ .82

●	Cash increased 29% to $176 million

For the trailing twelve months ended July 29, 2017 –

(dollars in millions except EPS)
	Revenues	Op. Income	Net Income	EPS	EBITDA*

FY 2018	$870	$176	$116	$2.50	$189
YOY Growth	18%	59%	59%	59%	54%
FY 2017	$737	$111	$73	$1.57	$123

“This extraordinary start to our FY2018 marks eleven consecutive quarters of revenue and earnings growth. During this period, our shareholders have enjoyed over 300% increase in their FIZZ holdings and over $139 million in cash dividends . . . truly a ‘one-of-a-kind’ performance,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

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National Beverage Corp.

“While momentum signals its presence in a myriad of ways, the one that most excites us is the scent of ‘toasted meringue’ in our ready-to-launch La Croix Key Lime sparkling water. Why . . . because our heartbeat is ‘innovation’ and here that spells . . . aroma and scents! While financial performance is ultimately the healthy condition of management’s purpose . . . it starts with a naturally-essenced strategic growth plan and, certainly, this first quarter is more than robust.

Our recently released 2017 Annual Report expresses the wholesome nature of our Company in a genuine and authentic sense. This Annual Report conveys our true character as never before reflected, and to quote an excerpt from the Chairman’s Message . . . National Beverage’s real purpose in making you aware of our leadership role in this sparkling water industry – and that is to make our healthy, authentically-genuine, great beverages the choice for all consumers searching for excellence. The right selection makes excellence a habit!” concluded a ‘mindful’ Caporella.

National Beverage’s iconic brands are the genuine essence . . . of America

“Patriotism” – If Only We Could Bottle It!

WE SPARKLE . . . AMERICA SMILES!

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National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Periods Ended

July 29, 2017 and July 30, 2016

	(in thousands, except per share amounts)
	Three Months Ended
	July 29, 2017	July 30, 2016

Net Sales	$259,832	$217,108

Net Income	$38,272	$28,995

Earnings Per Common Share
Basic	$.82	$.62
Diluted	$.82	$.62

Average Common Shares Outstanding
Basic	46,585	46,556
Diluted	46,916	46,767

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.

*Although the Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management believes that the disclosure of EBITDA, a non-GAAP financial measure, may provide users with additional insights into the operating performance of the business. EBITDA (in millions) of $189.4 and $122.9 for the twelve months ended July 29, 2017 and July 30, 2016, respectively, is calculated by adding the following expenses back to Net Income: Depreciation and Amortization of $13.3 and $12.1; Net Interest (Income) of ($.6) and 0; and Provision for Income Taxes of $60.5 and $37.7.